UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2014

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 20, 2014, Zachary E. Savas notified us that he resigned as one of our directors effective immediately. We appreciate Mr. Savas’ long service and his many important contributions to our Company. We have reduced the current size of our Board of Directors from seven to six members effective January 23, 2014.

In addition, on January 23, 2014, effective immediately, our Board appointed Harold M. Karp to fill the vacancy created by Mr. Lebowski’s December 31, 2013 resignation. Mr. Karp will serve until the 2014 annual meeting of shareholders and until his successor is duly elected and qualified, or until his resignation or removal.

Mr. Karp is currently a self-employed consultant providing operational analysis to third parties. He was employed either by The Alpine Group, Inc. or one of its portfolio companies from 1995 to 2013, serving in various senior operating positions. The Alpine Group, Inc. is an investment firm that operated and actively managed companies in the specialty materials, coatings, wire and cable products and electronic components sectors. Most recently, Mr. Karp served as President and Chief Operating Officer from February 2007 to December 2013 of Wolverine Tube, Inc., a company Alpine Group was invested in, which manufactured custom engineered products providing thermal management solutions to the HVAC, refrigeration, appliance, electronic cooling and petrochemical markets. Wolverine Tube, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in November 2010, emerged as a private company in June 2011 and was sold in pieces between April 2012 and July 2013, with Mr. Karp remaining employed through a transition period ending in December 2013. He also served from 2003 to 2007 as President and Chief Operating Officer of Essex Electric, Inc., an electrical wire manufacturer which The Alpine Group, Inc. had invested in.

Mr. Karp’s diverse qualifications include merger and acquisitions/divestitures, industry, leadership, manufacturing, operational and accounting experience. His extensive career provides us with industry and operational knowledge that will complement the Board’s existing array of experience.

Mr. Karp was also appointed to the Governance and Nominating Committee, and the Audit Committee.

There are no arrangements or understandings between Mr. Karp and any other persons pursuant to which Mr. Karp was selected as a director. Mr. Karp does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Karp had a direct or indirect material interest in any such transactions since the beginning of 2013.

In connection with his election as a non-employee director, Mr. Karp was automatically awarded 1,742.0690 deferred stock units under our Outside Directors Deferred Stock Unit Plan, and a prorated cash retainer fee of $15,687.33 for 2014 through the day before the 2014 Annual Meeting of Shareholders (currently scheduled for April 30, 2014). As a non-employee director, Mr. Karp will receive additional prorated cash retainer fees of $3,921.83 for his service as a member of the Governance and Nominating Committee and as a member of the Audit Committee, payable in advance in monthly installments. We also reimburse all directors for reasonable travel expenses.

Item 7.01	Regulation FD Disclosure.
On January 24, 2014, we issued a press release announcing the appointment of Harold M. Karp to our Board and the resignation of Zachary E. Savas from our Board, as well as the reduction on size of our Board from seven directors to six members, disclosed in Item 5.02. We are furnishing a copy as Exhibit 99.1 to this report and incorporate it by reference in this Item 7.01.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press release dated January 24, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	January 24, 2014	By	/s/ Janice E. Stipp
Janice E. Stipp Executive VIce President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 24, 2014